EXHIBIT 23.2.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114652, No. 333-114653 and No. 333-115407 on Form S-3, and No. 33-95546, No. 33-95548, No. 33-95550, No. 333-02560, No. 333-82393, No 333-82411, No. 333-46680, and No. 333-75774 on Form S-8 of our report dated March 12, 2004, relating to the consolidated financial statements of GrafTech International Ltd., appearing in this Annual Report on Form 10-K of GrafTech International Ltd. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 14, 2005